Exhibit 10.12
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the       day of September, 2007 (the “Effective Date”), by and between United Bank (the “Bank”) and Allen O. Jones, Jr. (the “Executive”).
     WHEREAS, the Bank and the Executive desire to enter into this Agreement to assure the Bank of the continued services of the Executive, to protect information that is of a proprietary nature to the Bank and to set forth the duties and compensation of the Executive, all upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties set forth in this Agreement, and other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:
1. Employment; Term; Responsibilities; Exclusive Efforts.
     1.1 Employment. The Bank hereby employs the Executive as its SVP, and Chief Financial Officer, hereby accepts employment, upon and subject to all of the terms and conditions set forth in this Agreement.
     1.2 Term. The term of employment pursuant to this Agreement shall be for a period of one (1) year commencing on the Effective Date, and shall automatically be renewed for successive additional one (1) year periods, unless the term of employment is terminated as provided in this Agreement (the “Term”).
     1.3 Responsibilities. The Executive shall have the duties, functions, responsibilities and authorities that the President and Chief Executive Officer of the Bank (the “President”) or his designee assigns to the Executive from time to time, consistent with the typical duties commensurate with the Executive’s position.
     1.4 Exclusive Efforts. The Executive shall devote the Executive’s full time, attention and energy to the business of the Bank. The Executive shall not engage in any activity which would interfere or conflict with the Executive’s duties and responsibilities as set forth herein or negatively affect the interests of the Bank. The Executive shall not engage in any business or other activity for gain, profit or other pecuniary advantage unless any such activity is consented to by the President; provided, however, that should any such activity become inconsistent with the interests of the Bank, upon written notice from the President the Executive shall promptly terminate such activities.
2. Compensation, Benefits and Perquisites. As remuneration for all services to be rendered by the Executive to the Bank during the Term, the Bank shall pay and provide to the Executive the following compensation and benefits:

     2.1 Annual Direct Compensation.
           (a) Annual Base Salary. The Bank shall pay to the Executive an annual base salary of $124,800 (the “Base Salary”). The Compensation Committee of the Board of Directors of the Bank (the “Compensation Committee”), with the assistance of the President, may, but shall not be required to, review the Base Salary from time to time during the Term and increase the Base Salary by such amount, if any, as the Compensation Committee determines, in its sole and absolute discretion. The Bank shall pay the Base Salary to the Executive in equal installments throughout the year, consistent with the Bank’s normal payroll practices. The Base Salary shall be prorated for any year of the Term that is less than a full calendar year.
           (b) Annual Incentive Compensation. The Bank shall provide to the Executive the opportunity to earn an annual incentive award (“Annual Incentive Compensation Award”) in accordance with the Bank’s incentive plan (the “Incentive Plan”). The Bank reserves the right to modify or discontinue the Incentive Plan for all participants as desired without prior notice to the Executive.
     2.2 Restricted Stock Grant. United Bancorporation of Alabama, Inc. (“UBA”) shall grant to the Executive, pursuant to the terms and provisions of the 2007 Equity Incentive Plan of United Bancorporation of Alabama, Inc. 505 restricted shares of UBA common stock (the “Restricted Stock”). The terms and provisions of the Restricted Stock shall be set forth in a separate agreement (the “Restricted Stock Award Agreement”) between the UBA and the Executive in accordance with the provisions of the 2007 Equity Incentive Plan, and the Restricted Stock and the Restricted Stock Grant Agreement shall be subject to all of the terms and provisions of the 2007 Equity Incentive Plan. UBA may from time to time make such additional awards to the Executive under the 2007 Equity Incentive Plan as it determines appropriate.
     2.3 Benefits and Perquisites. The Bank shall provide to the Executive all benefits provided to employees of the Bank generally, subject to the Executive meeting individual eligibility requirements for each such benefit. Such benefits shall include, but are not limited to, such 401(k), profit sharing, group life and health, disability insurance and supplemental retirement benefits as may be made available to Bank employees generally from time to time. All insurance provided to the Executive shall be in such form and on such terms as is provided to other employees of the Bank. The Bank reserves the right to modify or discontinue any benefit program for all participants as desired without prior notice to the Executive.
     2.4 Vacation. The Bank shall provide the Executive at least three weeks of paid vacation time each calendar year, such vacation to be scheduled in accordance with approved Bank policy consistent with the performance of the Executive’s duties hereunder. During any year in which the Executive is employed for less than the full calendar year, vacation time shall be prorated accordingly.
3. Termination of Employment. The Executive’s employment may be terminated in accordance with any of the provisions set forth in this Section 3.

     3.1  Events of Termination.
          (a) Termination Due to Death or Disability. The Executive’s employment shall terminate immediately upon the Executive’s death or disability (as described herein). The Executive shall be deemed to suffer from a disability if (i) the Executive is disabled as defined in any disability insurance policy providing coverage for the Executive; or (ii) as a result of the Executive’s incapacity due to physical or mental illness, the Executive is absent from the full-time performance of the Executive’s duties with the Bank for ninety (90) or more days, whether or not consecutive, during any six (6) month period.
          (b) Voluntary Termination by the Executive. The Executive may terminate Executive’s employment at any time by delivering to the President written notice of the Executive’s intent to terminate, delivered at least thirty (30) calendar days prior to the effective date of such termination.  The termination shall become effective automatically upon the expiration of the thirty (30) day notice period.  Such notice shall also constitute the resignation by the Executive of any other positions that the Executive may hold as an officer and/or director of the Bank and/or its affiliates.
          (c) Voluntary Termination by the Bank. The Bank may terminate the Executive’s employment at any time, without Cause, as defined in Section 3.2(e), by delivering to the Executive written notice of the Bank’s intent to terminate, delivered at least thirty (30) calendar days prior to the effective date of such termination. The termination shall become effective automatically upon the expiration of the thirty (30) day notice period.  Unless otherwise stated in the termination notice, such notice shall also constitute termination of the Executive as to any other positions that the Executive may hold as an officer and/or director of the Bank and/or its affiliates.
          (d) Termination by the Bank for Cause. The Bank may terminate the Executive’s employment for Cause by delivering written notice of the Bank’s intent to terminate. Any such termination shall be effective on the date specified in such notice.
     3.2 Payments Upon Termination.
          (a) Payments Upon Termination Due To Death, Disability, Voluntary Termination By Executive, Voluntary Termination By The Bank, Termination by the Bank for Cause.
               (i) If, prior to the end of the Term, the Executive’s employment with the Bank terminates due to the Executive’s death or disability, voluntary termination by the Executive, voluntary termination by the Bank, or termination by the Bank for Cause, the Bank shall pay to the Executive (or to his legally appointed personal representative) (A) any accrued but unpaid Base Salary; (B) the cash component of any Annual Incentive Compensation Award that has been awarded in accordance with the terms of the Incentive Plan but not paid, subject to any forfeiture provisions of the Incentive Plan; and (C) any amounts payable to the Executive under the terms of the Bank’s benefits plans in which the Executive is a participant.

               (ii) Subject to Section 3.2(c), item (A) of the preceding paragraph shall be paid in cash within thirty (30) days following the effective date of termination, or, if termination is due to the death of the Executive, within thirty (30) days following the date on which the Executive’s personal representative is qualified and begins serving. Amounts payable under items (B) and (C) of the preceding paragraph shall be paid in accordance with the terms of the respective plans.
          (b) Payments Upon Termination By the Bank Without Cause or Termination By the Executive With Good Reason Within Two Years of a Change of Control.
               (i) If, within two (2) years following a Change of Control, the Executive’s employment is terminated without Cause or if the Executive terminates the Executive’s employment with the Bank for Good Reason, as defined in Section 3.2(f), the Bank shall pay to the Executive (A) any accrued but unpaid Base Salary; (B) the cash component of any Annual Incentive Compensation Award that has been awarded in accordance with the terms of the Incentive Plan but not paid, subject to any forfeiture provisions of the Incentive Plan; (C) any amounts payable to the Executive under the terms of the Bank’s benefits plans in which the Executive is a participant; and (D) a cash benefit equal to the Executive’s annual Base Salary.
               (ii) Subject to Section 3.2(c), item (A) of the preceding paragraph shall be paid in cash within thirty (30) days following the effective date of termination of the Executive’s employment as described in Section 3.2(b)(i). Amounts payable under items (B) and (C) of the preceding paragraph shall be paid in accordance with the terms of the respective plans. Amounts payable under item (D) may be paid (x) in cash in a lump sum together with the payment described in Item (A); or (y) in up to twelve (12) equal monthly installments, as may be elected by the Bank.
               (iii) Following the effective date of termination of the Executive’s employment as described in Section 3.2(b)(i), any stock options that have been granted but have not vested shall immediately vest, and the restrictions shall lapse with respect to any restricted stock of UBA that has been granted but as to which the restrictions have not lapsed. Following the effective date of termination, the Executive may exercise any vested but unexercised stock options in accordance with the terms of the plan or grant agreement pursuant to which such options were granted.
          (c) Payments Subject to Section 409A. In the event that any payments under this Section 3.2 are subject to the restrictions of Section 409A of the Internal Revenue Code, then payment shall not be made until the first (1st) day of the month following the six (6) month anniversary date of the effective date of termination.
          (d) Change of Control. For purposes of this Agreement, a “Change of Control” of the Bank shall be deemed to have occurred if (i) any “person” or “group” (other than UBA) hereafter becomes the “beneficial owner” (as such terms are defined in the Securities Exchange Act of 1934), of securities representing fifty percent (50%) or more of the combined voting power of the Bank or UBA; (ii) a majority of the Board of Directors of the Bank or UBA, comprised of persons who were not elected or nominated for election to such Board by current directors of the Bank or UBA or directors who (or whose predecessors on such Board) were ultimately nominated or elected by the current directors of the Bank or UBA, is elected; (iii) the shareholders of the Bank or of UBA approve a merger or consolidation of the Bank or of UBA, other than a merger or consolidation which results in the voting securities of the Bank or of UBA outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Bank or of UBA, as the case may be, of such surviving entity outstanding immediately after such merger or consolidation; or (iv) the shareholders of the Bank or of UBA approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of the assets, of the Bank or of UBA, as the case may be.
          (e) Cause. For purposes of this Section 3, “Cause” shall mean any circumstances demonstrating to the Board of Directors of the Bank that the Executive has undertaken deliberate actions with the intent to cause, or with reckless disregard for the possibility of causing, substantial injury to the Bank, as well as the following:
               (i) The Executive’s conviction of, or his plea of guilty or nolo contendere to, (x) a felony or misdemeanor involving moral turpitude, including without limitation fraud, embezzlement, theft, or dishonesty, (y) any other felony or misdemeanor involving criminal conduct against the Bank, or (z) any other felony.
               (ii) Findings by the Board of Directors of the Bank that the Executive has engaged in any improper actions specified in Section 3.2(e)(i) above, or that criminal charges have been filed against the Executive for such actions.
               (iii) The Executive’s willful misconduct or breach of fiduciary duty with respect to the handling of monies or other properties or interests of others.
               (iv) Issuance to the Executive by a governmental or administrative agency of a final cease and desist order with respect to actions personally taken by the Executive.
               (v) Habitual neglect of his responsibilities hereunder, failure to properly account for funds or accounts for which the Executive has been made specifically accountable, or failure to perform the Executive’s responsibilities under this Agreement after written notice and a reasonable opportunity to cure such failure.
          (f) Good Reason. The Executive shall be deemed for the purposes of this Section 3 to have terminated the Executive’s employment for “Good Reason” if the Executive terminates the Executive’s employment after the occurrence (other than such as may be isolated, unsubstantial and inadvertent on the Bank’s part and which is remedied promptly by the Bank after receipt of notice from the Executive), without the Executive’s express written consent and after a Change of Control, of any one or more of the following: (i) a substantial reduction or alteration in the nature or status of the Executive’s responsibilities and status (including offices, titles and reporting requirements) from those in effect during the six-month period immediately preceding the Change of Control; (ii) a reduction by the Bank in the Executive’s total compensation as in effect on the date hereof, or as the same may be increased from time to time; (iii) the failure by the Bank to continue the Executive’s participation in any of the Bank’s employee benefit plans, practices or arrangements in which the Executive participates, on substantially the same basis as those provided generally from time to time after the Change of Control to other peer officers of the Bank and its affiliated companies; or (iv) the failure of any successor to the Bank to assume or otherwise be bound to perform the Bank’s obligations under this Agreement.
     3.3 Business Records. Upon termination of the Executive’s employment, the Executive agrees to promptly deliver to the Bank, all Business Records belonging to the Bank, UBA or any affiliate of the Bank, and all copies thereof and therefrom, including any Business Records that may be maintained in electronic form, and the Executive acknowledges that such Business Records constitute the exclusive property of the Bank. The term “Business Records” means all customer files, contract files, reports and related data, memoranda, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any other documents relating to the business of the Bank, UBA or any affiliate of the Bank.
4. Confidentiality. In consideration of the Executive’s employment by the Bank and of the confidential information that the Executive will acquire by virtue of such employment, the Executive agrees to comply with the confidentiality provisions of this Section 4.

     4.1    Trade Secrets and Confidential Information.  During the Term and thereafter for a period of five (5) years, the Executive will not directly or indirectly divulge or appropriate to Executive’s own use, or to the use of any third party, any “trade secrets” or “confidential information” (as defined in Section 4.2) of the Bank, UBA or any affiliate of the Bank (collectively referred to in this Section 4 as the “Bank Group”), except as may be in public domain other than by violation of the Agreement or as may be required by law.

     4.2   Definitions. “Trade Secrets” as used herein means all secret discoveries, inventions, formulae, designs, methods, processes, techniques of production and know-how relating to the Bank Group’s business.  “Confidential Information” as used herein means internal policies and procedures, suppliers, customers, customer information, financial information and marketing practices, as well as secret discoveries, inventions, formulae, designs, techniques of production, know-how and other information relating to the Bank Group’s business not rising to the level of a trade secret under applicable law.
     4.3 Financial Privacy Act. The Executive agrees to comply with the Right to Financial Privacy Act (12 U.S.C. §3401) and the rules regarding disclosure of financial information and other information. The Executive agrees that, during and after Executive’s term of employment by the Bank, the Executive will not, without prior written consent of the Bank, use for Executive’s own benefit or disclose any confidential information relating directly or indirectly to the Bank or its customers to any third person, partnership, company, corporation or other organization.

     4.4 Injunctive Relief. The parties acknowledge that the breach or threatened breach of the provisions of Section 4 may result in irreparable injury to the Bank Group and, therefore, that monetary damages for such breach may be inadequate. In consideration of the foregoing, the Executive acknowledges and agrees that, in addition to all other remedies available to the Bank or any other member of the Bank Group at law or in equity, each member of the Bank Group shall be entitled to injunctive relief or specific performance, or both, to restrain any threatened or continued breach of the provisions of Section 4 or to enforce the terms hereof. The parties hereby waive any requirement for the posting of a bond or other security in connection with such injunctive relief.
5. Noncompetition Covenant. The Executive acknowledges that by reason of the Executive’s association with the Bank, the Executive has obtained and will continue to obtain intimate knowledge of the strategies and other trade secrets of the Bank, the Bank’s customer relations and its relation with its employees. Accordingly, the Executive agrees that the Executive will not during the term of the Executive’s employment with the Bank and for a period of one (1) year after termination of Executive’s employment hereunder, except where such termination is by the Executive for Good Reason or by the Bank without Cause, either individually or as an employee, agent, officer, director or shareholder or otherwise of or through any corporation or other business organization, directly or indirectly (a) carry on or engage in a business similar to that of the Bank or any of its affiliates (including without limitation soliciting or doing any such business with any customer of the Bank or any of its affiliates), in any territory which the Bank or any of its affiliates has been conducting business 150 miles of Atmore, Alabama, or advance or lend any money to or make or hold any investment (other than a non-controlling owner of security interest in a publicly-held corporation) in, or encourage participation by any member of the Executive’s family in, such a business; or (b) solicit, hire, employ, contract with as an employee, contractor, or in any similar relationship, or allow, encourage or participate in any of the same acts by any corporation or other business entity, any employee or former employee of the Bank or any of its affiliates. The parties agree that in the event of a breach by the Executive of the terms of this Section 5, the Bank shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce specific performance hereof by the Executive, or to enjoin the Executive from any violation hereof. The term of the covenants contained in this Section 5 shall be tolled for the period commencing on the date any successful action is filed for injunctive relief or damages arising out of a breach by the Executive of this Section 5 and ending upon final adjudication (including appeals) of such action. The Executive acknowledges that the restrictions set forth in this Section 5 are reasonable in scope and duration, given the nature of the business of the Bank, and agrees that neither the compliance with this Section 5 nor issuance of an injunction as described herein will impose an undue hardship on the Executive.
6. Assignment.
     6.1 Assignment by the Bank.   This Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Bank, and any successor shall be deemed substituted for the “Bank” for all purposes under this Agreement.  As used in this Agreement, the term “successor” shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets of the Bank.

     6.2 Assignment by Executive.   This Agreement is personal and non-assignable by the Executive.
7. Miscellaneous.
     7.1 Entire Agreement. This Agreement, and to the extent not superseded hereby, the United Bank Personnel Handbook, contain the entire understanding of the parties with respect to the subject matter hereof, and supersede all prior or contemporaneous negotiations, representations, understandings and agreements of, by or among the parties, express or implied, oral or written all of which are fully merged herein. The express terms of this Agreement control and supersede any course of performance and/or customary practice inconsistent with any such terms. Any agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Agreement unless such agreement is in writing and signed by the parties hereto.
     7.2 Severability. If any provisions of this Agreement shall be determined to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible, as aforesaid. The provisions of this Section shall be construed as an agreement independent of the other provisions of this Agreement. The existence of any claim or cause of action by the Executive against the Bank shall not constitute a defense to the enforcement by the Bank of the provisions of this Agreement.
     7.3 Governing Law and Venue; Attorney’s Fees. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Alabama applicable to agreements made and to be performed wholly within the State of Alabama. Any suit brought hereon shall be brought in the state or federal courts located in Escambia County, Alabama. If any action at law or in equity is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover, at trial, on appeal, and in connection with any petition for review, reasonable attorneys’ fees, costs and disbursements in addition to any other relief that may be granted.
     7.4 Waiver. No waiver by any party to this Agreement of any breach by any other party of any term, provision, or condition contained in this Agreement, and no failure by any party to insist upon the performance by any other party of any term, provision or condition contained in this Agreement, shall be deemed a waiver of such term, provision, or condition, or any subsequent breach of same, nor shall it be deemed a waiver of any other term, provision, or condition contained in this Agreement. Neither the failure nor any delay on the part of any party to this Agreement to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof. No single or partial exercise of any right, remedy, power or privilege shall preclude any other or further exercise of the same or any other right, remedy, power or privilege. Any party’s consent to or approval of any act shall not be deemed to render unnecessary the obtaining of such party’s consent or approval of any subsequent act. No waiver shall be effective unless it is in writing and is signed by the parties asserting such waiver.
     7.5 Notices. Any notice required or permitted to be given hereunder shall be in writing, and, if addressed to the Executive, shall be delivered to the Executive at the Executive’s last known address, and, if addressed to the Bank, UBA, or any affiliate of the Bank, shall be delivered to the principal office of the Bank in Atmore, Alabama. A notice shall be deemed to have been delivered upon the first to occur of (a) actual receipt by the addressee, or (b) when (i) personally delivered, (ii) delivered to a nationally recognized overnight delivery service for next day delivery, (iii) deposited in the United States certified mail, return receipt requested and postage prepaid, or (iv) transmitted to the addressee by facsimile, with receipt confirmed.
     7.6 Construction. This Agreement shall be construed and interpreted without regard to any presumption or other rule requiring construction against the party drafting the document or any provision contained in the document. It shall be construed neither for nor against any party, but shall be given reasonable interpretation in accordance with the plain meaning of its terms and the intent of the parties.
     7.7 Survival. The provisions of Sections 3.2, 3.3, 4, 5 and 7 shall survive the termination of this Agreement.
     7.8 Captions; Construction. The captions and headings used in this Agreement are inserted only for convenience and in no way define, describe, extend, or limit the scope of the particular provisions to which they refer, or the meaning or intent of this Agreement. The words “herein,” “hereof,” “hereunder,” and other similar compounds of the word “here” as used in this Agreement shall refer to the entire Agreement and not to any particular provision or section.
     7.9 Section 409A Savings Clause. This Agreement and all provisions hereof are intended to comply with Section 409A of the Code and the permanent, temporary or proposed regulations issued thereunder. If any provision of this Agreement violates or fails to comply with the Section 409A of the Code or the permanent, temporary or proposed regulations thereunder, then such provision shall be modified, as of the effective date of this Agreement, to the least extent necessary to comply therewith. This Section supersedes all other provisions of this Agreement to the extent of any inconsistency.
     7.10 Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts, each of which shall be deemed to be an original as to any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement and any amendment hereto shall be binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties to this Agreement.

     IN WITNESS WHEREOF, this Agreement has been duly executed by an authorized officer of the Bank and by the Executive, as of the Effective Date.

BANK: UNITED BANK
By	/s/ Robert R. Jones, III
Robert R. Jones, III
Its President and Chief Executive Officer

By	/s/ Gwendolyn B. Braden
Gwendolyn B. Braden
VP-Human Resources Director

EXECUTIVE:
/s/ Allen O. Jones, Jr.
Allen O. Jones, Jr.
SVP—Chief Financial Officer